UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2010

Commission file number:  333-164534

Hermes Jets, Inc.
(Exact name of registrant in our charter)

Nevada	3721	26-3670551
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2533 North Carson Street, Suite 4621 Carson City, NV 89706	89706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone: +1/775/887-4560

N/A
(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01    Changes in Registrant’s Certifying Accountant

(a)           On October 25, 2010, StarkSchenkein, LLP (“SS”) was dismissed by vote of the Board of Directors as Hermes Jets, Inc.’s (“Hermes”) independent registered public accounting firm.  On the same date, the Board voted to retain David A. Aronson, CPA, P.A. (“Aronson”) as Hermes’ independent registered public accounting firm.

SS’ reports on the financial statements for Hermes’ fiscal years ended December 31, 2009 and 2008 did not contain any adverse opinion or a disclaimer of opinion.  The report was not qualified or modified as to uncertainty, audit scope, or accounting principles, other than an explanatory paragraph with respect to the Company’s ability to continue as a going concern.

Hermes had no disagreements with SS during the period from inception to the end of its first fiscal year or during the subsequent interim periods preceding the termination on any matters of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of SS, would have caused SS to make reference to the subject matter of such disagreement(s) in connection with its report.

Hermes provided SS with a copy of the disclosures made in response to Item 304(a) of Regulation S-K and an opportunity to furnish Hermes with a letter addressed to the Securities and Exchange Commission (“SEC”) containing any new information, clarification of the expression of Hermes’ views, or the respects in which it does not agree with the statements made by Hermes herein.   SS’ has refused to furnish the letter indicating past due fees have not been paid.  As of the date of this filing the past due fees have been wired to SS.  However, SS has advised Hermes as follows:  Per our discussion earlier, we have not received notification from our bank that the funds have arrived.  I will email you as soon as I receive confirmation from our bank.

Hermes will file an amended Form 8-K/A with the letter from SS if and when received.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

HERMES JETS, INC.

Date: November 1, 2010	By:	/s/ Hans Wadsack
Hans Wadsack,
President